                                                                     EXHIBIT B.3


                               AMENDMENT TO THE

                                    BY-LAWS

                                      OF

                              UAM FUNDS, INC. II


On December 14, 2000, the Board of Directors of UAM Funds, Inc. II approved the following revisions to the By-Laws:

The existing Article II, Section 2 is hereby deleted in its entirety and replaced with the following:

     Article II, Section 2: Annual Meetings. Annual Meetings of Stockholders will not be held unless an election of directors is required to be acted on by Stockholders under the Investment Company Act

The existing Article VI, Sections 1 through 3 is hereby deleted in their entirety.